UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 6, 2011

Resource Real Estate Opportunity REIT, Inc.

(Exact name of registrant as specified in its charter)

Commission file number 000-54369

Maryland	27-0331816
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Crescent Drive, Suite 203, Navy Yard Corporate Center, Philadelphia, PA 19112

(Address of principal executive offices) (Zip code)

(215) 231-7050

(Registrant’s telephone number, including area code)

(former name or former address , if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the following obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 6, 2011, Resource Real Estate Opportunity REIT, Inc. (the “Registrant,” “we,” “our” and “us”), through a wholly-owned subsidiary, entered into an agreement to purchase, at a discount, a non-performing promissory note (the “Note”) secured by a first priority mortgage (the “Mortgage”) on a student housing community known as the Campus Club Apartments (“Campus Club”) from an unaffiliated seller, MSCI 2006-HQ10 Fletcher Avenue, LLC (the “Seller”). The contract purchase price for the Note is $8.3 million, excluding closing costs. After completing our due diligence, we provided a non-refundable deposit of $871,500 under the loan purchase and sale agreement. If the purchase is consummated, we expect to fund the purchase price with proceeds from our public offering.

The Note was originated on June 28, 2006 in the aggregate original principal amount of $10.5 million. The Note bears interest at a rate per annum equal to 6.18%. The Note is secured by the Mortgage on Campus Club. Campus Club is a 256-bed student housing community located in Tampa, Florida that services the University of South Florida. Campus Club was constructed in 2005. Campus Club is comprised of three buildings that contain a total of 64 four-bedroom suites and has an effective occupancy of 98.4%. Campus Club offers tenants amenities including a fitness center, clubhouse, pool, tanning salon, business center, and game room.

The borrower under the Note is ING US Students No. 14, LLC (the “Borrower”), which is not affiliated with us or our advisor. The Borrower is in default on the Note for failure to make payments since November 2009. As of October 6, 2011, the outstanding loan balance on the Note was approximately $10.5 million, plus all unpaid interest and late fees, and the Borrower was not making any payments on the loan. The consummation of the purchase of the Note is subject to substantial conditions and generally will depend upon the satisfaction of the conditions to the acquisition contained in the relevant contracts.

Other assets may be identified in the future that we may acquire before or instead of the investment described above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RESOURCE REAL ESTATE OPPORTUNITY REIT, INC.

Dated: October 11, 2011	By:	/s/ Alan F. Feldman
Alan F. Feldman Chief Executive Officer (Principal Executive Officer)